UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2011

United Development Funding IV
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54383	26-2775282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On June 27, 2011, the board of trustees (the “Board”) of United Development Funding IV (the “Registrant”) authorized a special distribution to its shareholders of record as of the close of business on August 31, 2011.  This special distribution will be paid pro rata over all common shares of beneficial interest outstanding as of August 31, 2011 and will be equal to $0.05 per common share of beneficial interest.  This special distribution will be paid in September 2011 either in cash or in the Registrant’s common shares of beneficial interest for shareholders participating in the Registrant’s Distribution Reinvestment Plan.

In addition, on June 27, 2011, the Board authorized a distribution to its shareholders of record beginning as of the close of business on each day of the period commencing on July 1, 2011 and ending on September 30, 2011.  The distributions will be calculated based on the number of days each shareholder has been a shareholder of record based on 365 days in the calendar year, and will be equal to $0.0044932 per common share of beneficial interest, which is equal to an annualized distribution rate of 8.2%, assuming a purchase price of $20.00 per share.  These distributions will be aggregated and paid in cash monthly in arrears.  Therefore, the distributions declared for each record date in the July 2011, August 2011 and September 2011 periods will be paid in August 2011, September 2011 and October 2011, respectively.   Distributions will be paid on or about the 25th day of the respective month or, if the 25th day of the month falls on a weekend or bank holiday, on the next business day following the 25th day of the month.  Distributions for shareholders participating in the Registrant’s Distribution Reinvestment Plan will be reinvested into shares of the Registrant on the payment date of each distribution.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding IV

Dated: June 28, 2011	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer